Concept Communications, Inc.
 650 Massachusetts Ave. N.W., Suite 200, Washington, D.C.  20001
        Telephone:  (202) 789-2124  Fax:  (202) 408-8891



February 26, 1996


BY COURIER


The Nostalgia Network, Inc.
650 Massachusetts Avenue, N.W.
Washington, D.C.  20001-3744

Dear Sirs:

     Concept Communications, Inc. ("Concept") is currently in possession of certain outstanding promissory notes issued by The Nostalgia Network, Inc. ("Nostalgia") in favor of Concept in total principal amount of Eleven Million Dollars ($11,000,000). These particular promissory notes were issued: December 1994 in principal amount of $2,500,000, March 1995 in principal amount of $4,000,000, July 1995 in principal amount of $1,500,000, October 1995 in principal amount of $2,000,000 and January 1996 in principal amount of $1,000,000 (collectively referred to herein as the "Extended Notes"). These five promissory notes, as modified by a letter agreement between Nostalgia and Concept dated March 29, 1995, became due and payable in full on February 1, 1995, but remain outstanding as of this date. Nostalgia has also requested that Concept loan it an additional One Million Dollars ($1,000,000).

     As an inducement for Concept to extend the maturity date of the Extended Notes and as a further inducement for Concept to loan Nostalgia One Million Dollars ($1,000,000), Nostalgia and
Concept agree as follows:

1. Other provisions in any of the Extended Notes notwithstanding, the full amount of principal and accrued interest on all of the Extended Notes shall be due and payable in full on October 1, 1996.

2. Other understandings or agreements notwithstanding, each of the Extended Notes providing for an increased rate of interest upon maturity will continue to accrue interest from February 1, 1996, at the increased rate specified in each note. The particular promissory note issued to Concept December 16, 1994, in the principal amount of $2,5000,000, will continue to accrue interest at the rate provided in that promissory note, as modified in a letter agreement between Concept and Nostalgia dated March 29, 1995.

The Nostalgia Network, Inc.
February 26, 1996
Page 2 of 2



3. The first paragraph of Subsection A of Section 1 of that certain Security Agreement between Concept and Nostalgia dated January 4, 1996, is hereby amended to read as follows:

     "1.  The Security Interests.

     A. In order to secure the due and punctual payment of (i) the Note (and all sums which may be owed thereunder) in accordance with the terms thereof, as the Note may be amended from time to time, and (ii) any other promissory notes issued by Debtor and held by Secured Party, and any other obligations (contractual or otherwise) of Debtor to Secured Party, Debtor hereby grants to Secured Party a continuing security interest in the following (hereinafter collectively called the "Collateral"):"

     Please indicate your acceptance of the terms hereof by executing this agreement where indicated below:

                              Very truly yours,

                              CONCEPT COMMUNICATIONS, INC.



                              By:  /s/ Werner G. Seubert
                                  ________________________
                                  Werner G. Seubert, Vice-president



ACCEPTED AND AGREED TO:

THE NOSTALGIA NETWORK, INC.



By:  /s/ Jack Heim
     _____________
     Jack Heim